Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Martin Midstream GP LLC:

We consent to the use of our report dated March 19, 2019, with respect to the balance sheet of Martin Transport, Inc. as of December 31, 2018, and the related statements of operations, stockholder’s equity, and cash flows for the year then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

June 3, 2019